Report of Independent Auditors

To the Board of Directors and Shareholders of Bridgeway Funds, Inc.

In planning and performing our audits of the financial statements of Bridgeway Funds, Inc. (the "Funds") for the year ended June 30, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matter involving a control procedure and its operation that we consider to be a material weakness as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audits of the financial statements of the Funds for the year ended June 30, 2003, and this report does not affect our report thereon dated October 13, 2003. During the year ended June 30, 2003, daily cash reconciliations were not performed in accordance with the Funds' procedures. We have been informed by management that additional procedures will be implemented to ensure that daily cash reconciliations are being performed and reviewed timely.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


October 13, 2003
Houston, Texas


















































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